Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Electric City Corp.
Elk Grove Village, Illinois
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-121958 and 333-121959) and S-3 (Nos. 333-117170, 333-105084, 333-123437, 333-128777, 333-130443) of Electric City Corp. of our report dated March 11, 2006, relating to the consolidated financial statements and schedule which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ BDO SEIDMAN, LLP
March 21, 2006